================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 13D/A-4

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.4)


                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)


                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------


                                   097189-10-4
--------------------------------------------------------------------------------
                                 (Cusip Number)


                               JEFFREY E. SCHWARZ
                          METROPOLITAN CAPITAL ADVISORS
                               660 MADISON AVENUE
                               NEW YORK, NY 10021
                                  (212)486-8100
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                 March 15, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.) [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13-d(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

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
--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-4          Page 2  of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL ADVISORS, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                        0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           825,043
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                     825,043
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  825,043
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  9.1%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-4          Page 3  of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL III, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                        0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           175,215
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                     175,215
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  175,215
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.9%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-4          Page 4  of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  JEFFREY E. SCHWARZ
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  NONE
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                      38,940
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,313,602
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             38,940
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                      1,313,602
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,352,542
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  14.7%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-4           Page 5 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  KAREN FINERMAN
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  NONE
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                        0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,198,602
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                    1,198,602
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,198,602
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  13.2%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  IN
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-4           Page 6 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  BEDFORD FALLS INVESTORS, LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                        0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           825,043
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                     825,043
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  825,043
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  9.1%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-4           Page 7 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  METROPOLITAN CAPITAL ADVISORS INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                        0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           175,215
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                     175,215
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  175,215
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.9%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-4           Page 8 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  BGN INVESTORS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                        0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           112,744
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                     112,744
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  112,744
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.2%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP No.  097189 10 4             SCHEDULE 13D/A-4           Page 9 of 12 Pages
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  KJ ADVISORS, INC.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY

--------------------------------------------------------------------------------
4.                SOURCE OF FUNDS

                  WC
--------------------------------------------------------------------------------
5.                CHECK  BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS  REQUIRED
                  PURSUANT TO ITEMS 2(D) OR 2(E)                          [ ]
--------------------------------------------------------------------------------
6.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  NEW YORK
--------------------------------------------------------------------------------
                              7.      SOLE VOTING POWER

                                        0
   NUMBER OF                  --------------------------------------------------
    SHARES                     8.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           85,600
    EACH                      --------------------------------------------------
  REPORTING                    9.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               10.    SHARED DISPOSITIVE POWER

                                     85,600
--------------------------------------------------------------------------------
11.               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  85,600
--------------------------------------------------------------------------------
12.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
13.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .9%
--------------------------------------------------------------------------------
14.               TYPE OF REPORTING PERSON

                  CO
================================================================================

CUSIP No.  097189 10 4                                      Page 10  of 12 Pages
           -----------                                      --------------------

THIS AMENDMENT NO. 4 AMENDS AND SUPPLEMENTS THE SCHEDULE 13D FILED ON AUGUST 4, 1998.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) (b) The beneficial ownership and voting and dispositive power of each of the Reporting Persons over Common Stock of the Issuer as of the date hereof is as follows:

         (i)          Bedford  Falls  owns 9.1% of Common  Stock of the  Issuer.
                      Metropolitan Capital has purchased no shares of Common Stock of the Issuer for its own account. However, Metropolitan Capital may be deemed to have indirect beneficial ownership of the 825,043 shares of Common Stock purchased for the account of Bedford Falls.

         (ii) Metropolitan International owns 1.9% of Common Stock of the Issuer. Metropolitan Capital III, Inc. has purchased no shares of Common Stock of the Issuer solely for its own account. However, by reason of its position as General Partner of Metropolitan Capital Partners III, L.P., which has discretionary voting and dispositive power over the assets of Metropolitan International, Metropolitan Capital III, Inc. may be deemed to have shared voting and dispositive power over the 175,215 shares of Common Stock owned by Metropolitan International.

         (iii) KJ Advisors, Inc. owns .9% of Common Stock of the Issuer solely by reason of its position as General Partner of
                      Metropolitan   Capital   Partners  II,  L.P.,   which  has
                      discretionary voting and dispositive power over assets held in the Managed Account. Thus, by virtue of being the General Partner of Metropolitan Capital Partners II, L.P., KJ Advisors, Inc. may be deemed to have shared voting and dispositive power over the 85,600 shares of Common Stock of the Issuer held in the Managed Account.

         (iv) Jeffrey E. Schwarz may be deemed the beneficial owner of 1,352,542 shares of Common Stock which represents 14.7% of the Issuer as a result of his being a director, executive officer and controlling stockholder of Metropolitan Capital and Metropolitan Capital III, Inc., a director, executive officer, and controlling stockholder of KJ Advisors, Inc., and a Managing Member of BGN. In addition, Jeffrey Schwarz may be deemed an indirect beneficial owner of 15,000 shares held by two separate trusts, the Schwarz Family Foundation Trust and the Schwarz Children's Trust, of which certain family members are beneficiaries. Mr. Schwarz disclaims beneficial ownership of such shares. Mr. Schwarz individually and solely owns for his own account 38,940 shares of Common Stock of the Issuer and holds currently exercisable stock options for the purchase of 100,000 shares of Common Stock of the Issuer.

         (v) Karen Finerman may be deemed the beneficial owner of 1,198,602 shares of Common Stock which represents 13.2% of the Common Stock of the Issuer as a result of her being a director and executive officer of Metropolitan Capital, a director, executive officer and stockholder of Metropolitan Capital III, Inc., a director, executive officer, and controlling stockholder of KJ Advisors, Inc., and a Managing Member of BGN. Karen Finerman does not beneficially own any shares of Common Stock of the Issuer other than through such positions.

CUSIP No.  097189 10 4                                      Page 11  of 12 Pages
           -----------                                      --------------------

         The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting
         Persons, have been computed in accordance with Rule 13D-3 under the Securities Exchange Act of 1934, as amended. The percentages of ownership described above are based on 9,100,745 shares of Common Stock reported outstanding by the Issuer.


(c) Transactions in the class of Securities reported herein effected within the last sixty (60) days by the Reporting Persons are as follows:



         On March 15, 2002, Metropolitan International acquired 19,000 shares of Common Stock in the open market at a price of $3.05 per share and acquired an additional 39,215 shares in a privately negotiated transaction for a purchase price of $3.00 per share.

         The Managed Account over which KJ Advisors indirectly holds discretionary voting and dispositive power acquired shares of Common Stock in the open market for a purchase price of $3.05 per share on the following dates, in the following share amounts: March 5, 2002-50,000 shares; March 6, 2002-10,900 shares; March 7, 2002-3,100 shares; March 8, 2002-11,300 shares;
March 11, 2002- 10,300 shares.


(d)      Not applicable.

(e)      Not applicable.

CUSIP No.  097189 10 4                                      Page 12  of 12 Pages
           -----------                                      --------------------

The following certify that the information set forth in this statement is true, complete and correct.


                                  Metropolitan Capital Advisors, Inc.

                                  By: /s/ Jeffrey E. Schwarz
                                      ------------------------------------------
Dated as of: March 20, 2002        Jeffrey E. Schwarz, Chief Executive Officer


                                  BGN Investors, LLC

                                  By: /s/ Jeffrey E. Schwarz
                                      ------------------------------------------
Dated as of: March 20, 2002        Jeffrey E. Schwarz, Managing Member


                                  Metropolitan Capital III, Inc.

                                 By: /s/ Jeffrey E. Schwarz
                                     -------------------------------------------
Dated as of: March 20, 2002        Jeffrey E. Schwarz, Managing Member


Dated as of: March 20, 2002      By: /s/ Karen Finerman
                                     -------------------------------------------
                                      Karen Finerman


                                 Bedford Falls Investors, L.P.

                                 By:  Metropolitan Capital Advisors, L.P.,
                                      its General Partner

                                 By: Metropolitan Advisors, Inc.
                                 its General Partner

Dated as of: March 20, 2002      By: /s/ Karen Finerman
                                     -------------------------------------------
                                     Karen Finerman


                                 Metropolitan Capital Advisors International
                                 Limited

                                 By: Metropolitan Capital Partners III, L.P.,
                                     its Investment Advisor

                                 By: Metropolitan Capital III, Inc.
                                     its General Partner


Dated as of: March 20, 2002      By: /s/ Karen Finerman
                                    --------------------------------------------
                                     Karen Finerman


                                  KJ Advisors, Inc.

Dated as of: March 20, 2002      By: /s/ Karen Finerman
                                     -------------------------------------------
                                     Karen Finerman


                                  End of Filing